EXHIBIT 99.1

NEWS
RELEASE

2004-14

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL SELLS SENIOR NOTES

HOUSTON, TEXAS, September 21, 2004 – Frontier Oil Corporation (NYSE: FTO) today announced that it has sold $150 million of 6-5/8% Senior Notes due 2011 in a private placement. Frontier plans to use the net proceeds of the offering to fund the previously announced tender offer for its existing 11-3/4% Senior Notes. Closing on the new notes is expected October 1, 2004. The 6-5/8% Senior Notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The 6-5/8% Senior Notes are expected to be eligible for trading under Rule 144A.

Frontier, headquartered in Houston, operates a 110,000 bpd refinery located in El Dorado, Kansas and a 46,000 bpd refinery located in Cheyenne, Wyoming. Information about the Company may be found on its web site www.frontieroil.com.

This news release includes forward-looking statements concerning the Company. These may include statements of plans or objectives for future operations, statements about future economic performance or assumptions or estimates. The accuracy of these forward-looking statements is subject to a wide range of business risks and changes in circumstances that are described in our reports that are filed from time to time with the Securities and Exchange Commission. Actual results and outcomes often differ from expectations.

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